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EXHIBIT 99.4

K&F INDUSTRIES, INC.

OFFER TO EXCHANGE

ANY AND ALL OF ITS OUTSTANDING
7 3/4% SENIOR SUBORDINATED NOTES DUE 2014
FOR ITS NEW 7 3/4% SENIOR SUBORDINATED NOTES DUE 2014

TO OUR CLIENTS:

        Enclosed for your consideration is a Prospectus, dated            , 2005 (the "Prospectus"), and the related Letter of Transmittal (the "Letter of Transmittal"), relating to the offer (the "Exchange Offer") of K&F Industries, Inc. (the "Issuer") to exchange principal amounts of its new 7 3/4% Senior Subordinated Notes due 2014, which exchange has been registered under the Securities Act of 1933, as amended, pursuant to a registration statement of which the Prospectus is part, for equal principal amounts of its outstanding 7 3/4% Senior Subordinated Notes due 2014 (the "Original Notes"), of which $315 million in aggregate principal amount are outstanding as of the date hereof, upon the terms and subject to the conditions described in the Prospectus and the Letter of Transmittal. The Exchange Offer is being made in order to satisfy certain obligations of the Issuer contained in the Registration Rights Agreement, dated as of November 18, 2004 (the "Registration Rights Agreement"), by and among the Issuer and the initial purchasers listed therein (in such capacities, the "Initial Purchasers").

        This material is being forwarded to you as the beneficial owner of the Original Notes carried by us in your account but not registered in your name. A tender of such Original Notes may only be made by us as the holder of record and pursuant to your instructions.

        Accordingly, we request instructions as to whether you wish us to tender on your behalf the Original Notes held by us for your account, pursuant to the terms and conditions set forth in the enclosed Prospectus and Letter of Transmittal.

        Your instructions should be forwarded to us as promptly as possible in order to permit us to tender the Original Notes on your behalf in accordance with the provisions of the Exchange Offer. The Exchange Offer will expire at 5:00 p.m., New York City time, on            , 2005, unless extended by the Issuer. Any Original Notes tendered pursuant to the Exchange Offer may be withdrawn at any time before the Expiration Date.

        Your attention is directed to the following:

        1.     The Exchange Offer is for any and all Original Notes.

        2.     The Exchange Offer is subject to certain conditions set forth in the Prospectus in the section captioned "The Exchange Offer."

        3.     Any transfer taxes incident to the transfer of Original Notes from the holder to the Issuer will be paid by the Issuer, except as otherwise provided in the Instructions in the Letter of Transmittal.

        4.     The Exchange Offer expires at 5:00 p.m., New York City time, on            , 2005, unless extended by the Issuer.

        If you wish to have us tender your Original Notes, please so instruct us by completing, executing and returning to us the instruction form on the back of this letter. THE LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR INFORMATION ONLY AND MAY NOT BE USED DIRECTLY BY YOU TO TENDER ORIGINAL NOTES.

INSTRUCTIONS WITH RESPECT TO
THE EXCHANGE OFFER

        The undersigned acknowledge(s) receipt of your letter and the enclosed material referred to therein relating to the Exchange Offer made by K&F Industries, Inc. with respect to its Original Notes.

        This will instruct you to tender the Original Notes held by you for the account of the undersigned, upon and subject to the terms and conditions set forth in the Prospectus and the related Letter of Transmittal.

        Please tender the Original Notes held by you for my account as indicated below:

☐	Please do not tender any Original Notes held by you for my account.	☐ Please tender aggregate principal amount of the Original Notes held by you for my account.

Dated: , 2005

Signature(s)
Please print name(s) here

Address(es)

Area Code and Telephone Number(s)
Tax Identification or Social Security No(s).

        None of the Original Notes held by us for your account will be tendered unless we receive written instructions from you to do so. Unless a specific contrary instruction is given in the space provided, your signature(s) hereon will constitute an instruction to us to tender all the Original Notes held by us for your account.

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OFFER TO EXCHANGE